WISeKey Announces Appointment of Patrick Williamson as Chief Operating Officer

Geneva – February 18, 2021 - WISeKey International Holding ("WISeKey", or “Company”) (SIX: WIHN, NASDAQ: WKEY), a leading cybersecurity, AI and IoT company, today announced the following the February 1, 2021 acquisition of a controlling 51% share capital of arago GmbH (“arago”), it has appointed Patrick Williamson, arago’s Chief Operating Officer as the Company’s Chief Operating Officer.

Mr. Williamson joined arago as Chief Product Officer in April 2018 and was later promoted to Chief Operating Officer, where he managed product, support, SaaS operations, and delivery across arago’s solutions portfolio. In his new role as Chief Operating Officer for WISeKey he will oversee WISeKey’s product developments, customer success, and operations.

Mr. Williamson has more than 25 years of experience in the software industry holding various positions across product management, technology leadership, sales, and marketing. Having started his career as an SAP consultant with PWC and Cap Gemini in the US, he then returned to his native Canada and led the marketing team at a startup company before moving into product management with COGECO, a Canadian Cable TV company.

His extensive managerial experience includes a global product management role at Symantec in California before moving to Asia where he served as Business Development Manager for Yahoo!, General Manager for Southeast Asia for Unity, Chief Product and Strategy Officer for Emtek, the second-largest media company in Indonesia, and then CEO and Founder at his startup in Indonesia. He holds a Bachelor of Applied Sciences (Engineering) from the University of Waterloo in Canada and an MBA from INSEAD, France.

Carlos Moreira, WISeKey’s Founder and CEO, commented, “Patrick’s deep experience and innovative capabilities in technology development and business operations will be a significant asset to our team as we continue to execute our long-term growth strategy. I look forward to working with him for years to come.”

About WISeKey

WISeKey (NASDAQ: WKEY; SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey microprocessors secure the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.). WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press and investor contacts:

WISeKey International Holding Ltd

Company Contact: Carlos Moreira

Chairman & CEO

Tel: +41 22 594 3000

info@wisekey.com

WISeKey Investor Relations (US)

Contact: Lena Cati

The Equity Group Inc.

Tel: +1 212 836-9611

lcati@equityny.com

Disclaimer:

This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties, and other factors, which could cause the actual results, financial condition, performance, or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.